Exhibit 5.0

Suite 900 607 14th St., NW Washington DC 20005-2018 t 202 508 5800 f 202 508 5858 www.KilpatrickStockton.com

April 29, 2010	direct dial 202 508 5882 direct fax 202 585 0079 thutton@kilpatrickstockton.com

First Savings Financial Group, Inc.
501 East Lewis and Clark Parkway
Clarksville, Indiana 47129

RE:         First Savings Financial Group, Inc. 2010 Equity Incentive Plan

Board Members:

We have been requested by First Savings Financial Group, Inc., an Indiana corporation (the “Company”), to issue our opinion in connection with the registration of shares of the Company’s common stock, par value $0.01 per share, under the Securities Act of 1933, as amended (the “Securities Act”). The registration statement on Form S-8 (the “Registration Statement”) covers 355,885 shares of Company common stock to be issued under the First Savings Financial Group, Inc. 2010 Equity Incentive Plan (the “Equity Plan”): (i) 254,204 shares to be issued upon the exercise of options to purchase shares of the Company common stock and (ii) 101,681 shares to be issued upon the vesting of restricted stock awards.

We have made such legal and factual examinations and inquiries as we have deemed advisable for the purpose of rendering this opinion.  In our examination, we have assumed but have not verified (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the originals of all documents supplied to us as copies; and (iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiaries.

Based on the foregoing, and limited in all respects to Indiana law, it is our opinion that the shares reserved for issuance and distribution under the above-referenced Equity Plan are duly authorized and, with respect to the shares issuable upon the exercise of stock options granted or to be granted under the Equity Plan, upon payment for such shares, and, with respect to awards of shares under the Equity Plan, upon issuance of such shares, in the manner described in the Equity Plan, the shares will be validly issued, fully paid and nonassessable.

We note that, although certain portions of the Registration Statement (the financial statements and schedules) have been included therein (through incorporation by reference) on the authority of “experts” within the meaning of the Securities Act, we are not experts with respect to any portion of the Registration Statement, including, without limitation, the financial statements or schedules or the other financial information or data included therein.

First Savings Financial Group, Inc.
April 29, 2010

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-8, and we consent to the use of the name of our firm under the heading “Interests of Named Experts and Counsel” therein.

Very truly yours,

KILPATRICK STOCKTON LLP

By:	/s/ Thomas P. Hutton
Thomas P. Hutton, a Partner